EX 99.28(p)(4)

Code of Business Conduct and Ethics
July 21, 2014

Code of Business Conduct and Ethics
July 21, 2014

1.	Objective
BlackRock, Inc. and its subsidiaries (collectively, “BlackRock”) have maintained a reputation for conducting their business activities in the highest ethical and professional manner. Indeed, BlackRock’s reputation for integrity is one of its most important assets and has been instrumental in its business success. Each BlackRock employee, officer and director — whatever his or her position — is responsible for continuing to uphold these high ethical and professional standards.
This Code of Business Conduct and Ethics (the “Code") covers a wide range of business activities, practices and procedures. It does not cover every issue that may arise in the course of BlackRock’s many business activities, but it sets out basic principles designed to guide employees, officers and directors of BlackRock. All of our employees, officers and directors must conduct themselves in accordance with this Code, and seek to avoid even the appearance of improper behavior. This Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.
Any employee who violates the requirements of this Code will be subject to disciplinary action, to the extent permitted by applicable law. If you are in or aware of a situation which you believe may violate or lead to a violation of this Code or other BlackRock policies, you should follow the reporting process described in Section 15 of this Code.
2.	Compliance with Laws and Regulations
BlackRock’s business activities are subject to extensive governmental regulation and oversight. In particular, as an investment adviser and sponsor of investment companies and other investment products, BlackRock is subject to regulation under numerous US federal and state laws (such as the Investment Advisers Act of 1940, the Investment Company Act of 1940, various state securities laws, ERISA, and the Commodity Exchange Act), as well as the laws and regulations of the other jurisdictions in which we operate. Applicable laws broadly prohibit fraudulent, manipulative or deceptive market activities of any kind, either directly or indirectly, in connection with any security or derivative instrument (including but not limited to equities, debt, security-based swaps, swaps and futures). Importantly, violations may occur regardless of whether the conduct in question was intended to create or actually resulted in an artificial price. All BlackRock employees, when engaging in transactions on behalf of BlackRock’s clients, are expected to comply with all applicable anti-fraud and manipulation rules. In addition, BlackRock is subject to regulation and oversight, as a public company, by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange and, based on the ownership interest held by The PNC Financial Services Group, Inc. (“PNC”), the Federal Reserve Board. Finally, BlackRock is subject to increased regulatory scrutiny by virtue of its ownership of a trust bank, the Office of the Comptroller of the Currency as a result of the services it provides to a wide variety of high profile clients, including the US and various foreign governments and corporations.
It is, of course, essential that BlackRock comply with the laws and regulations applicable to its business activities. Although you are not expected to know the details of these laws and regulations, it is important to know enough about them to determine when to seek advice from supervisors and BlackRock’s Legal & Compliance Department (“L&C”). You must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states, or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with your supervisor or L&C to determine the appropriate course of action.
To assist in this effort, BlackRock has provided employees with its Compliance Manual and various policies and procedures which provide guidance for complying with these laws and regulations. In addition, the BlackRock holds information and training sessions, including an annual compliance program provided by L&C, to assist employees in achieving compliance with the laws and regulations applicable to BlackRock and its activities.
In addition, as a public company, BlackRock is required to file periodic reports with the SEC. It is BlackRock’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports required to be filed by BlackRock.

Code of Business Conduct and Ethics
July 21, 2014

3.	Conflicts of Interest
Your obligation to conduct BlackRock’s business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. A “Conflict of Interest” may arise under various circumstances. A Conflict of Interest arises when a person’s private interest interferes, or even appears to interfere, in some way with the interests of BlackRock. A conflict situation can arise when an employee, officer or director, or his or her immediate family members sharing the same household takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of Interest arise when an employee, officer or director, or members of his or her immediate family members sharing the same household, receives improper personal benefits as a result of his or her position. Loans to, or guarantees of obligations of, employees, directors or their immediate family members, or members sharing the same household, may create conflicts of interest.
Conflicts of interest may also arise when a BlackRock employee or officer engages in outside activities with third parties.  Thus, employees and officers of BlackRock may only engage in such activities after receiving pre-clearance approval under BlackRock’s Outside Activity Policy.  Moreover, directors of BlackRock must notify BlackRock’s Corporate Secretary in advance of accepting an invitation to serve on the Board or similar governing body of another public company (who will, in turn, review the proposed position with the Chairman of the Board and the Chairman of the Nominating and Governance Committee as required by BlackRock’s Corporate Governance Guidelines). In addition, potential Conflicts of Interest may arise between the interests of BlackRock on the one hand and the interests of one or more of its clients on the other hand. As an investment adviser and fiduciary, BlackRock has a duty to act solely in the best interests of its clients and to make full and fair disclosure to its clients.
Conflicts of Interest may not always be clear-cut and it is not possible to describe every situation in which a conflict of interest may arise. Therefore, if you have a question, you should consult your supervisor, or a member of L&C. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or a member of L&C.
4.	Insider Trading
Employees, officers and directors who have access to confidential information about BlackRock, our clients or issuers in which we invest client assets are not permitted to use or share that information for security trading purposes or for any other purpose except in the proper conduct of our business. All non-public information about BlackRock or any of our clients or issuers should be considered “confidential information.” To use material, non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.
In this regard, BlackRock has adopted an Insider Trading Policy and a Personal Trading Policy. Under the Personal Trading Policy, BlackRock employees are required to pre-clear all advisory transactions in securities (except for certain exempt securities such as mutual funds and Treasury bills). If you have any questions regarding the use of confidential information or any of the above securities trading policies, please consult a member of L&C.
5.	Corporate Opportunities
Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors or, in some cases, the General Counsel. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with BlackRock directly or indirectly. Employees, officers and directors owe a duty to BlackRock to advance its legitimate interests when the opportunity to do so arises.
6.	Competition and Fair Dealing
We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. We should

Code of Business Conduct and Ethics
July 21, 2014

each endeavor to respect the rights of and deal fairly with BlackRock’s clients, vendors and competitors. No one in the course of conducting BlackRock’s business should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
7.	Entertainment and Gifts
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any BlackRock employee, officer, or director, or members of their immediate family members sharing the same household unless it: (i) is unsolicited; (ii) is not a cash gift; (iii) is consistent with customary business practices; (iv) is not excessive in value; (v) cannot be construed as a bribe or payoff; (vi) is given or accepted without obligation; (vii) is not intended to induce or reward improper performance of a function or activity or to obtain or retain business or an advantage in the conduct of business; and (viii) does not violate applicable laws or regulations, including those applicable to persons associated with public or private pension plans, and those regulated by any financial services authority, such as brokers or registered representatives regulated by the Financial Industry Regulatory Authority (“FINRA”). Additional guidance regarding gifts and entertainment is contained in the Global Gifts and Entertainment Policy, the Compliance Manual and BlackRock’s Corporate Travel and Entertainment Policy. Please discuss with your supervisor or a member of L&C any gift or entertainment which you are not certain is appropriate.
What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the public sector in the United States, the United Kingdom and other countries. There are strict laws that govern providing gifts and entertainment, including meals, transportation and lodging, to public officials. You are prohibited from providing gifts or anything of value to public officials or their employees or members of their families in connection with the BlackRock’s business for the purpose of obtaining or retaining business or a business advantage. For more information, see Section 12 of this Code entitled “Bribery and Corruption” and BlackRock’s Policy on Anti-Bribery and Corruption.
8.	Discrimination and Harassment
The diversity of BlackRock’s employees is a tremendous asset. BlackRock is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In particular, it is BlackRock’s policy to comply with the law by affording equal opportunity to all qualified applicants and existing employees without regard to race, religion, color, national origin, sex (including pregnancy and gender identity), sexual orientation, age, ancestry, physical or mental disability, marital status, political affiliation, citizenship status, genetic information, or protected veteran status or any other basis that would be in violation of any applicable ordinance or law. All personnel actions, including but not limited to recruitment, selection, hiring, training, transfer, promotion, termination, compensation, and benefits conform to this policy. In addition, BlackRock will not tolerate harassment, bias or other inappropriate conduct on the basis of race, color, religion, national origin, sex (including pregnancy and gender identity), sexual orientation, disability, age, ancestry, physical or mental disability, marital status, political affiliation, citizenship status, genetic information, or status as a Vietnam-era veteran or any other basis by a manager, supervisor, employee, customer, vendor or visitor that would be in violation of any applicable ordinance or law. BlackRock’s Equal Employment Opportunity Policy and other employment policies are available on the intranet.
9.	Recordkeeping
BlackRock requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BlackRock is engaged in a variety of financial services activities and is a public company, it is subject to extensive regulations regarding maintenance and retention of books and records. BlackRock’s record retention policies are available on the intranet.
Generally, all of BlackRock’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect BlackRock’s transactions and must conform both to applicable legal requirements and to BlackRock’s system of internal controls.

Code of Business Conduct and Ethics
July 21, 2014

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is proper, ask your supervisor or the Finance Department. BlackRock’s Global Employee Travel & Expense Reimbursement Policyis available on the intranet.
Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according BlackRock’s record retention policies. Finally, in the event of litigation or governmental investigations, please consult L&C regarding any specific record-keeping requirements or obligations.
10.	Confidentiality
Generally, BlackRock employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by BlackRock or its clients, except when disclosure is authorized by L&C or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to BlackRock or its clients, if disclosed. It also includes information that clients and other parties have entrusted to us. The obligation to preserve confidential information continues even after employment ends. Any questions regarding this policy or other issues relating to confidential information should be directed to a member of L&C.
11.	Protection and Proper Use of BlackRock Assets
You should endeavor to protect BlackRock’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on BlackRock’s profitability. Any suspected incident of fraud or theft must immediately be reported to L&C for investigation, and employees are strongly encouraged to report the incident to their supervisors. BlackRock technology, equipment or other resources should not be used for non-BlackRock business, though incidental personal use may be permitted.
Your obligation to protect BlackRock’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, systems, software programs, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate BlackRock policy, and it could also be illegal and result in civil and/or criminal penalties. BlackRock’s Intellectual Property Policydetails each employee’s obligation to protect BlackRock’s intellectual property.
12.	Bribery and Corruption
BlackRock employees, officers, directors or representatives are prohibited from offering or giving anything of value, directly or indirectly to:
a)	public officials – if the intention is to influence the official and obtain; or
b)	persons in the private sector – if the purpose is to induce such persons to perform (or reward them for performing) a relevant function or activity improperly.
It is strictly prohibited to make illegal payments to public officials of any country for the purpose of obtaining or retaining business or an advantage in the course of business conduct. See BlackRock’s Anti-Bribery and Corruption Policy.
Charitable contributions can give rise to breaches of anti-bribery laws. Guidance on these issues is set out in BlackRock’s Political Contributions Policy.
Additionally, many laws govern the limitations and/or prohibitions on contributions to political candidates and parties, as well as the employment of former governmental personnel. Guidance regarding political contributions is contained in BlackRock’s Political Contributions Policy.
13.	Drugs and Alcohol

Code of Business Conduct and Ethics
July 21, 2014

BlackRock prohibits the use, possession or distribution of illegal drugs by employees while employed by BlackRock. Also, the BlackRock prohibits any use of alcohol by employees that might affect their fitness for duty or job performance, the operations of BlackRock, and/or their security or safety or that of others. For some jurisdictions, newly hired employees may be required to submit to drug screening tests on a timely basis and, where required to submit to the screening, must pass it in order to be employed by BlackRock. For some jurisdictions, a current employee may also be asked to submit to and pass drug screening and alcohol detection tests under certain circumstances.
14.	Waivers of the Code of Business Conduct and Ethics
BlackRock will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Any waiver of this Code for executive officers or directors may be made only by BlackRock’s Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.
15.	Reporting Any Illegal or Unethical Behavior
Employees must immediately report illegal or unethical behavior to a member of L&C who supports your department or a Managing Director within L&C. In addition, employees of BlackRock may utilize the Employee Complaint Hotline. The BlackRock intranet homepage contains the link to the hotline toll-free number. Employees may also make a report by completing information set out on a link on BlackRock’s internal website for reporting illegal, unethical or inappropriate business practices or conduct or violations of BlackRock’s compliance policies. Employees are encouraged to provide their names as this information may make it easier for BlackRock to investigate a concern and to provide the employee with protection against retaliation. Employees outside of the European Union may, however, choose to report any concern anonymously. Employees in the European Union may report a concern anonymously if such concern relates to finance, financial crimes, accounting, auditing, falsification of business records, bribery and anti-corruption (or in accordance with further restrictions applicable to a particular EU country).
Reports will be treated confidentially to the extent reasonably possible. Due to certain requirements under data protection laws in Europe, BlackRock may be obligated to inform the subject of a reported violation in Europe that the report was filed and how he or she may exercise his or her right to access and correct the information regarding the allegation. However, this right to access information does not automatically entitle the subject of the allegation to information identifying the person who reported the allegation.
BlackRock will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment because of a report of misconduct by others made in good faith. Employees are expected to cooperate in internal investigations of misconduct.
The General Counsel of BlackRock will report material violations of this Code or the policies and procedures referenced herein to the Board of Directors of BlackRock (or a committee thereof) and to BlackRock’s Office of the Chairman.
16.	Compliance Procedures
We must all work to ensure prompt and consistent action against violations of this Code. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or potential problem in a complete and thorough manner. Your consideration of a new issue or potential problem should include, but not necessarily be limited to these basic steps:
Make sure you have all the facts.
In order to reach the right solutions, we must be as fully informed as possible.
Ask yourself:
What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, seek guidance before acting.

Code of Business Conduct and Ethics
July 21, 2014

Clarify your responsibility and role.
In most situations, there is shared responsibility. Is your supervisor informed? It may help to get others involved and discuss the problem.
You may report violations in confidence and without fear of retaliation.
BlackRock does not permit retaliation of any kind against employees for good faith reports of violations.
Always ask first, act later.
If you are unsure of what to do in any situation, seek guidance before you act.

Personal Trading Policy
April 27, 2015

Personal Trading Policy
April 2015

Personal Trading Policy
April 27, 2015

1.	Introduction
This policy governs the personal trading and investments of all employees of BlackRock, Inc. (the “Firm”) globally. It should be read in conjunction with BlackRock’s other compliance policies, including its Code of Business Conduct and Ethics, Insider Trading Policy and Private Investment Policy.
As an employee, you must place the interests of our clients first and avoid transactions, activities and relationships that might interfere or appear to interfere with making decisions in the best interests of clients of the Firm.   For example, you may not induce clients to purchase securities that you own to increase the value of that security.  In addition, you must consider, when making a personal investment, whether that transaction may also be appropriate for a client.
Please refer to the Personal Trading Summary in Annex 2 for a reference guide to the Firm’s Personal Trading Policy.  Any exceptions to this policy must be pre-approved by Legal and Compliance.
2.	Account Disclosure
2.1.	Account Disclosure Required:
●	You must disclose brokerage or other investment accounts, including private investments, trusts or investment clubs, in which you have direct or indirect influence or control (such as joint ownership, trading authorization or the authority to exercise investment discretion) or a direct or indirect beneficial ownership interest by entering them into the Personal Trading Assistant (“PTA”) or in accordance with local procedures where PTA is not available or is not used to make these disclosures to the Firm.
●	Subject to applicable law, this may include accounts for spouses and financially dependent children. A current list of jurisdictions in which you are required to disclose accounts for your spouse and financially dependent children is available on the BlackRock intranet at Global Personal Trading Policy FAQs.
2.2.	Account Disclosure Not Required: You do not need to disclose accounts that can only hold the following types of investments:
●	Open-end Mutual Funds (except for BlackRock Open-end Mutual Funds domiciled in the US, which must be disclosed in PTA)
●	Direct obligations of national government issuers
●	Certificates of deposit and commercial paper
●	Money market funds, cash or cash equivalents
●	Venture Capital Trusts/Enterprise Investment Schemes (EMEA)
●	Bank Deposit Accounts

Personal Trading Policy
April 27, 2015
2.3.	Initial Disclosure Requirements for New Employees
●	Initial Holdings Certification: Within ten days of joining the Firm, you must provide your securities and futures holdings information, as well as account information for every account required to be disclosed in accordance with Section 2.1. You are required to complete this certification even if you have no accounts or holdings to report.
●	Current Information: The information you provide must be current as of 45 days prior to your commencing employment with the Firm.
3.	Approved Broker Requirements for all Accounts
You must conduct your personal trading through an approved broker. A current list of approved brokers by region is available on the BlackRock intranet via the Global Approved Broker Contact List.
3.1.	Disclosing your Account Information: Except as noted in Section 2.2, all accounts must be disclosed in PTA or in accordance with local procedures where PTA is not available.
●	If your broker does not submit reportable transactions and holdings information to the Firm via an electronic feed, you will be required to have duplicate statements and confirmations sent to the Firm. It is your obligation to ensure that the records are reported to the Firm.
●	If you transact directly with the issuer in a direct stock purchase plan or Dividend Reinvestment Plan (“DRIP”), you must disclose the account information and the name of the transfer agent or bank that executes such transactions to the extent available.
3.2.	BlackRock Open-end Funds Domiciled in the US: Shares of BlackRock Open-end Funds domiciled in the US must be held directly through the Fund, BNY Mellon, Merrill Lynch, Fidelity, Charles Schwab or UBS. Upon commencing employment, you must transfer any existing holdings of shares or units of BlackRock Funds into an account at one of these named brokers.
4.	Transaction Pre-Clearance Requirement
4.1.	You must submit a pre-clearance request in PTA, or in accordance with local procedures where PTA is not available, and receive an approval before undertaking any personal investment transactions permitted under this policy, including purchases, sales, options exercises and gifts.
4.2.	Pre-clearance approvals for market orders are only valid on the day the approval is received. Your order must be executed by the time the market on which the security is trading closes. Pre-clearance approvals for limit orders are valid for five business days, beginning on the day on which you receive pre-clearance approval.

Personal Trading Policy
April 27, 2015
5.	Transactions Not Subject to Pre-Clearance
You are not required to obtain pre-clearance approval to transact in the following:
●	Open-end Mutual Funds, including shares or units of BlackRock Funds (except Taiwan SITE BlackRock funds which must be pre-cleared),
●	Purchases of BlackRock common stock under BlackRock’s Employee Stock Purchase Plan (However, note that sales must be pre-cleared)
●	Direct obligations of national government issuers
●	Certificates of deposit and commercial paper
●	Foreign exchange
●	529 Plans, Direct Stock Purchase Plans and any securities purchased pursuant to a dividend reinvestment plan
●	Securities issued by an exercise of rights to the holders of a class of securities
●	Stock dividend, stock split or other similar corporate distribution
●	Conversion of employee stock options (However, note that sales must be pre-cleared)
●	Permissible Futures Transactions
●	Managed Accounts (as defined below)
6.	Managed Accounts
6.1.	You are not required to obtain pre-clearance approval with respect to transactions in a Managed Account as long as you obtain written confirmation from the manager, investment adviser or trustee managing your account that the account is managed on a discretionary basis and/or that you (or, if applicable, your spouse) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions. The manager’s written confirmation must be in a form acceptable to the Legal and Compliance Department.
6.2.	Investment Restrictions. The following investments are not permitted in Managed Accounts. It is your responsibility to communicate these investment restrictions to the manager, investment adviser, trustee or other fiduciary managing your account.
●	Investments in BlackRock, Inc. (BLK)
●	BlackRock Closed-end Funds domiciled in the US
●	BlackRock Open-end Funds domiciled in the US (unless held in a managed account at Merrill Lynch, Fidelity, Charles Schwab, UBS or directly through the transfer agent, BNY Mellon)
6.3.	Permitted Investments: All other securities, including BlackRock iShares ETFs and options, and futures are permitted in Managed Accounts.

Personal Trading Policy
April 27, 2015
7.	Prohibited Investments
You are prohibited from transacting in the following:
●	Initial Public Offerings except certain offerings directed or sponsored by BlackRock (as may be permitted by Legal and Compliance)
●	Repurchase Agreements
●	Spread betting on financial instruments
●	Contracts For Difference (“CFD”) (only prohibited in EMEA)
●	Options other than Permissible Options Transactions (as defined in Section 8.1)
●	Futures other than Permissible Futures Transactions (as defined in Section 8.2)
8.	Permissible Options and Futures Transactions
8.1.	Options. Subject to pre-clearance, you are permitted to engage in the following listed, exchange-traded options transactions:
●	Options on ETFs and Indices
●	Covered Calls – Selling call options against existing, long stock positions of companies included in the Standard & Poor’s 200 (“S&P 200”) and/or the Financial Times Stock Exchange 100 Index (“FTSE 100 Index”) (and any associated closing transaction)
●	Protective Puts – Buying a put on existing, long stock positions of companies included in the S&P 200 and/or the FTSE 100 Index (and any associated closing transaction)
8.2.	Futures. You are permitted to trade in the following futures:
●	Currency futures
●	Futures on direct obligations of national government issuers
●	Physical commodity futures
●	Futures on Indices
9.	Blackout Periods – Trading Against Clients
9.1.	Specific Knowledge Blackout Period: You may not trade in a security or futures contract at a time when you know of another’s intention to trade that same security or futures contract on behalf of a client.
9.2.	Portfolio Manager – 7 Day Blackout Period: Portfolio Managers may not trade in a security or futures contract within 7 calendar days before or after the trade date of a transaction in that security or futures contract with respect to a client/fund account over which the Portfolio Manager has authority.
●	Portfolio Manager Definition: Any employee who has the authority to make investment decisions or direct trades on behalf of a client account/fund.

Personal Trading Policy
April 27, 2015
9.3.	Portfolio Employee – 15 Day Blackout Period: Portfolio Employees may not trade in a security or futures contract that the Portfolio Employee is considering, or has considered and rejected for purchase or sale, for a client within the previous 15 calendar days of the trade unless pre-approval is obtained by Legal and Compliance in consultation with the employee’s supervisor
●	Portfolio Employee Definition: Any Portfolio Manager or other employee who provides information or advice to a Portfolio Manager, helps execute a Portfolio Manager’s decisions, or directly supervises a Portfolio Manager, each with respect to a client account/fund.
10.	Blackout Period Exemptions
Blackout period restrictions do not apply to the following transactions:
●	Transactions not subject to pre-clearance as identified in Section 5
●	Securities of a company included in the S&P 200 and the FTSE 100 Index

11.	Ban on Short-Term Trading Profits
You may not profit from the purchase and sale, or the sale and purchase, of the same security within a 60 calendar day period.  This restriction does not apply to the following transactions:
●	Transactions not subject to pre-clearance as identified in Section 5
●	Securities of a company included in the S&P 200 and the FTSE 100 Index
●	ETFs listed on Annex 1
●	Permissible Options Transactions on ETFs listed in Annex 1 and securities of a company included in the S&P 200 and FTSE 100 Index
●	Transactions in BlackRock, Inc. (BLK) during open window periods and with prior pre-clearance approval (Note, day trading is not permitted in BLK)
12.	Private Investment Pre-Approval Process
12.1.	Private Investment Questionnaire: Private investments (including hedge funds, private equity funds or private placements of securities) must be pre-approved by Legal and Compliance. To obtain approval, you must complete and submit a Private Investment Questionnaire to the alias on the questionnaire. You may make the private investment only after obtaining prior written approval from Legal and Compliance. Please consult the Private Investments Policy for additional details.
13.	Trading in BlackRock, Inc. (BLK)
13.1.	Trading Window: You may only transfer, gift or trade (purchase, sell or exercise employee stock options on) BLK during open trading window periods. You will be notified of these window periods by an email notification sent by Legal and Compliance to all employees announcing the opening and closing date of the trading window.

Personal Trading Policy
April 27, 2015
●	Pre-Clearance of BLK is required: Even during open trading windows, you are required to pre-clear all of your transactions in BlackRock, Inc. (BLK). This includes purchases, sales, option exercises and gifts.
●	Pre-Clearance and BlackRock’s Employee Stock Purchase Plan (ESPP): You are required to pre-clear sales of BlackRock common stock from BlackRock’s ESPP (purchases in the ESPP do not require pre-clearance).
13.2.	Restrictions on Trading in BlackRock, Inc. (BLK): You may not:
●	Trade in options or warrants on BLK
●	Engage in any day trading (buying and selling the same security during one calendar day)
●	Engage in any short selling of BLK
●	Purchase any single-stock futures contracts on BLK
14.	Insider Trading
You must comply with BlackRock’s Insider Trading Policy at all times, including when conducting your personal trading. In addition, you must notify Legal and Compliance immediately if you receive or expect to receive material non-public information. Legal and Compliance will determine the restrictions, if any, that will apply to your communications and business activities while in possession of that information.
15.	Personal Trading Violations
Employee personal trading is subject to monitoring by the Firm. The Firm will determine on a case by case basis what remedial action should be taken in response to any violation. This may include requiring the employee to void or reverse a trade, the cost of which may be borne by the employee or owner of the account, or limiting an employee’s personal trading for some period of time.
16.	Annual Certification
You must certify annually that the account information (including securities and futures holdings) you have reported to the Firm is accurate.

Personal Trading Policy
April 27, 2015

Annex 1 – Exchange Traded Funds Exempt from Ban on Short-Term Trading Profits

[Omitted]

Personal Trading Policy
April 27, 2015

Annex 2 - Personal Trading Summary

[Omitted]